Exhibit 99.1

China Security & Surveillance Technology, Inc. Reports Second-Quarter
 2010 Financial Results

Significant Revenue and Net Income Growth, Robust Margin Expansion

SHENZHEN, China, July 26, 2010 (PRNewswire-Asia)

  Second-quarter revenues increased 18.6% to $168.35 million versus the second quarter of 2009, driven by the rapid growth of demand for CSST’s products and services in China.

  Second-quarter net income increased 174.0% to $17.81 million and diluted EPS increased 76.9% to $0.23 versus the second quarter of 2009.

  Second-quarter gross margin and operating margin up by 390 basis points and 570 basis points respectively, compared to the second quarter of 2009.

Note: CSST’s second-quarter 2010 earnings conference call will be broadcast live via the Internet at 8 a.m. ET on Monday, July 26, 2010, at http://irpage.net/csct/index.html.

China Security & Surveillance Technology, Inc. ("CSST" or the "Company") (NYSE: CSR; Nasdaq Dubai: CSR), a leading integrated surveillance and safety solutions provider in the P.R.C., today reported strong second-quarter 2010 financial results highlighted by continued revenue and net income growth, driven mostly by large-scale government projects and improved margins.

CSST’s second-quarter revenues totaled $168.35 million, net income was $17.81 million and diluted EPS was $0.23. Gross margin and operating margin rose to 25.8% and 14.6% respectively.

“Our results demonstrate the great strength of CSST’s assets and our ability to execute with focus and discipline,” said Mr. Guoshen Tu, Chairman and Chief Executive Officer of CSST. “Revenues and earnings growth continue to be solid, our margin improvement is encouraging, major growth and cost initiatives are on track, and we continue to execute on large-scale government projects from safe cities and e-cities in China.”

“CSST has taken the lead in deploying and enhancing our industry-leading products and solutions for government and corporate customers, which are further complemented by our expansion in the Security Service business,” Tu added. “We will continue to increase productivity by enhancing collaboration across our different operations, improving our strategic position and advancing our long-term growth potential.”

Second-Quarter Financial Results

For the quarter ended June 30, 2010, CSST's revenues totaled $168.35 million versus $141.92 million in the second quarter of last year, driven by improvements across all segments and continued growth of industry demand for surveillance and safety products in China. Government customers accounted for 55% of total revenues, while corporate customers accounted for 45%. Second-quarter revenues were all organic as all subsidiaries have been acquired for more than one year. The organic revenues demonstrated a year-on-year increase of 32.2% compared with the same quarter of 2009.

Gross profit totaled $43.36 million, up 39.8% from $31.02 million in the second quarter of last year. Gross margin expanded 390 basis points to 25.8% in this quarter compared with 21.9% in the second quarter of last year. The increase was led by improved margins on sizeable government contracts in the Installation Segment in the quarter.

In concert with solid gross margin and effective management of operating expenses, income from operations saw a significant increase of 95.4% to $24.56 million for the second quarter of 2010 as compared to $12.57 million for the same period in 2009. Operating margin was 14.6% for the second quarter of 2010, up from 8.9% during the same period in 2009.

Net income grew 174.0% to $17.81 million in the second quarter of 2010, from $6.50 million in the same quarter in 2009; and diluted earnings per share totaled $0.23 versus $0.13 last year. The solid growth in net income and earnings per share reflected strong results across all business segments, good execution on margin improvement and company-wide cost initiatives, as well as a decrease in non-cash expenses as a result of the restructuring of Citadel convertible notes.

As at June 30, 2010, CSST’s cash balance was $208.07 million, up from $142.29 million as at March 31, 2010 and $154.48 million as at December 31, 2009.

Financial Outlook

“Underneath the terrific industry demand for surveillance and safety products and services in China, we’re optimistic about CSST’s prospect to continue to lead the industry in China,” said Mr. Tu. “We believe our market leadership extends across the industry’s broadest portfolio of products and services in China. Our scale and reach in China will provide meaningful and sustainable competitive advantages for us to capitalize on in the years ahead. Together with our sharp focus on high-growth initiatives, we have a tremendous set of assets and an impressive record in terms of executing and delivering on targets. I am very confident in our ability to deliver strong results in 2010.”

For the full year 2010, the Company reaffirms its revenue projection of $830 to $850 million. The Company also reaffirms diluted EPS projection of $1.12 to $1.16, based on an average share count on fully diluted basis of approximately 90 million.

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, CSST designs, manufactures, sells, installs, services and monitors electronic surveillance and safety products and solutions, including related software, in China. Its customers are mainly comprised of government, commercial, industrial and education entities. CSST has built a diversified customer base through its extensive sales and service network that includes branch offices and distribution points throughout China. To learn more about the Company visit http://www.csst.com

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning competitiveness and our ability to deliver expected financial results in 2010, our future operating results, our expectations regarding the market for surveillance and safety products, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as 'will,' 'believes,' 'expects' or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ('SEC'), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov

For more information, please contact:

Company Contact:
Terence Yap,
Chief Financial Officer and Vice Chairman China
Security & Surveillance Technology, Inc.
Tel: +86-755-8351-5634
Email: ir@csst.com

Investor and Media Contact:
Patrick Yu, Fleishman-Hillard Hong Kong
Tel: +852-2530-2577
Email: patrick.yu@fleishman.com

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

ASSETS

	June 30, 2010	December 31, 2009
Cash and cash equivalents	$208,067	$154,483
Accounts receivable, net	318,912	251,604
Inventories, net	80,392	70,141
Prepayments and deposits	4,891	4,706
Advances to suppliers	71,562	39,399
Other receivables	30,908	26,692
Deferred tax assets - current portion	5	13
Total current assets	714,737	547,038

Deposits paid for acquisition of subsidiaries, properties and intangible assets	37,467	7,199
Plant and equipment, net	74,320	75,447
Land use rights, net	7,738	7,733
Intangible assets	51,786	54,677
Goodwill	79,511	79,511
Deferred financing cost	2,597	1,953
TOTAL ASSETS	$968,156	$773,558
LIABILITIES AND EQUITY

	June 30, 2010	December 31, 2009
CURRENT LIABILITIES
Notes payable	$149,464	$57,116
Obligations under product financing arrangements – short term	7,723	5,184
Guaranteed senior unsecured notes payable – short term	36,557	35,701
Accounts and bills payable	76,300	68,817
Accrued expenses	19,413	26,762
Advances from customers	31,607	27,503
Taxes payable	23,499	14,835
Payable for acquisition of businesses, properties and land use rights	4,683	5,105
Deferred income	2,407	1,868
Total current liabilities	351,653	242,891

LONG TERM LIABILITIES
Obligation under product financing arrangements – long term	8,884	6,541
Guaranteed senior unsecured notes payable – long term	25,493	43,988
Net deferred tax liabilities	403	773
Total liabilities	386,433	294,193

EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding
Common stock, $0.0001 par value; 290,000,000 shares authorized 86,297,168 (June 30, 2010) and 67,866,730 (December 31, 2009) shares issued and outstanding	9	7
Additional paid-in capital	362,977	285,025
Retained earnings	187,062	165,982
Statutory surplus reserve fund	804	804
Accumulated other comprehensive income	30,887	27,565
Total equity of the Company	581,739	479,383
Noncontrolling interest	(16)	(18)
Total equity	581,723	479,365
TOTAL LIABILITIES AND EQUITY	$968,156	$773,558

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$168,354	$141,915	$288,544	$238,331
Cost of goods sold (including depreciation and amortization for the three and six months ended June 30, 2010 and 2009 of $248, $502, $238 and $479, respectively)	124,994	110,899	216,205	182,289
Gross profit	43,360	31,016	72,339	56,042
Selling and marketing	3,131	3,034	5,845	5,748
General and administrative (including non-cash employee compensation for the three and six months ended June 30, 2010 and 2009 of $5,055, $13,381, $4,358 and $8,576, respectively)	12,670	12,500	28,992	24,007
Depreciation and amortization	3,005	2,910	5,985	5,732
Income from operations	24,554	12,572	31,517	20,555
Interest income	53	57	131	86
Interest expense	(3,064)	(6,580)	(5,359)	(12,617)
Other income, net	394	1,000	640	1,229
Income before income taxes	21,937	7,049	26,929	9,253
Income taxes	(4,130)	(551)	(5,847)	(753)
Net income	17,807	6,498	21,082	8,500
Add: Net (income) loss attributable to the noncontrolling interest	(4)	3	(2)	14
Net income attributable to the Company	17,803	6,501	21,080	8,514
Foreign currency translation gain (loss)	3,198	(162)	3,322	(108)
Comprehensive income attributable to the Company	21,001	6,339	24,402	8,406
Comprehensive income (loss) attributable to the noncontrolling interest	4	(3)	2	(14)
COMPREHENSIVE INCOME	$21,005	$6,336	$24,404	$8,392

NET INCOME PER SHARE ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS
BASIC	$0.25	$0.14	$0.31	$0.19
DILUTED	$0.23	$0.13	$0.29	$0.17
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	71,480,000	45,455,000	67,993,000	45,411,000
DILUTED	76,006,000	50,022,000	72,209,000	49,694,000

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (UNAUDITED)
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

	Six Months Ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,082	$8,500
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Provision for doubtful accounts	--	1,396
Depreciation and amortization	6,487	6,211
Amortization of consultancy services	--	11
Amortization of deferred financing cost	563	221
Non-cash employee compensation	13,381	8,576
Redemption accretion on convertible notes	--	10,952
Debt discount amortization	1,681	--
Deferred taxes	(361)	45
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(65,925)	(30,919)
Inventories	(9,866)	(2,733)
Prepayments and deposits	(159)	910
Advances to suppliers	(31,947)	(19,685)
Other receivables	(4,070)	4,104
(Decrease) increase in:
Accounts and bills payable, and accrued expenses	(392)	(91)
Advances from customers	3,953	31,526
Taxes payable	8,582	(1,077)
Deferred income	529	(192)
Net cash (used in) provided by operating activities	(56,462)	17,755
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to plant and equipment	(846)	(2,698)
Additions to intangible assets	(807)	(1,402)
Deposits paid for acquisition of subsidiaries	(30,229)	(250)
Payments for business acquisitions	(422)	(3,356)
Net cash inflow from acquisition of subsidiaries	--	273
Net cash used in investing activities	(32,304)	(7,433)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issue of common stock, net of issuing expenses	64,573	--
Proceeds from borrowings, net of issuance costs	141,533	40,978
Repayment of borrowings	(49,899)	(8,774)
Repayment of guaranteed senior unsecured notes payable	(19,320)	--
Proceeds from borrowings from obligations under product financing arrangements, net of issuance costs	6,293	891
Repayment of obligation under product financing arrangements	(2,671)	(1,443)
Net cash provided by financing activities	140,509	31,652
NET INCREASE IN CASH AND CASH EQUIVALENTS	51,743	41,974
Effect of exchange rate changes on cash and cash equivalents	1,841	(284)
Cash and cash equivalents, beginning of period	154,483	47,779
CASH AND CASH EQUIVALENTS, END OF PERIOD	208,067	89,469